Exhibit 99.1

FOR IMMEDIATE RELEASE

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems
Announces New President

February 8, 2010 — Rockville, MD – Argan, Inc. (NYSE AMEX: AGX) today announced the appointment of Daniel L. Martin as President of its wholly owned subsidiary Gemma Power Systems effective February 8, 2010.

Mr. Martin is a seasoned power industry professional with more than 28 years experience with project management, engineering, design, sourcing and procurement, construction and start-up of utility, industrial and independent power plants in the U.S. and internationally. Most recently, Mr. Martin was Senior Vice President and General Manager of the operating division in Reading, Pennsylvania for WorleyParsons, a provider of professional services to the energy sector. In that capacity, Mr. Martin was responsible for the performance of the division, which conducts preliminary engineering, detailed design, procurement, construction management and other support services for electric generating facilities including those operating on fossil, nuclear and renewable fuels. In his previous role, Mr. Martin had the opportunity to work with Gemma Power Systems on several combined cycle projects. He holds a Bachelor of Science degree in Mechanical Engineering from Purdue University; a Master of Science degree in Mechanical Engineering from the University of Illinois; an MBA from Boston University and is a graduate of the Advanced Management Program at Harvard Business School.

Mr. Martin will report to William F. Griffin, Chief Executive Officer of Gemma.

Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, stated, “Dan Martin has extensive expertise in all aspects of the engineering and construction of power facilities, including prior experience working on projects with Gemma. We believe he is a valuable addition to our management team and we look forward to our combined future success.”

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary.  These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power and solar.  Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:

Rainer Bosselmann/Arthur Trudel	John Nesbett/Jennifer Belodeau
301.315.0027	Institutional Marketing Services (IMS)
203.972.9200//